Exhibit 10.68










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                              EMPLOYMENT AGREEMENT

     This Agreement is entered into the 14th day of August, 2000, between Barry Colvin (the "Employee") and Tremont Advisers, Inc. (the "Company").

     WHEREAS, the Company wishes to employ the Employee in a new capacity and the Employee wishes to be employed by the Company in that capacity, and the parties wish to embody in a written Agreement the terms and conditions under which the Employee shall be employed.

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties agree as follows:

     1. Employment and Capacity. Effective on the date written above, the Company shall employ the Employee as Chief Operating Officer, reporting to the President. At the outset, the Chief Operating Officer will have the following functions report to him: Manager Research, Marketing, Data Collection Worldwide, Tremont Products, Customer Service, Bermuda Operations, Information Technology and Project Management. The following functions will not report to him:
Financial Operations, Human Resources, Insurance Operations, and sales of TASS Plus, Consulting, Syndication, Minority Operations, Canadian Operations and Index Activities.

     The Employee agrees to devote all of his professional time to his assigned duties and obligations to the business of the Company and will comply with the directions and orders of the President of the Company with respect to the performance of his duties and obligations. During the term of this Agreement, the Employee shall not be engaged in any other business activity, whether such activity is pursued for gain, profit or other financial advantage.

     2. Compensation. The Employee:

     Shall be paid a base salary at the rate of $275,000 (two hundred and seventy-five thousand dollars) on an annualized basis.

     Shall be paid an annual bonus of at least $200,000 (two hundred thousand dollars) provided that the Employee must be on the active payroll of the Company on that date and be in good standing in order to be eligible to receive his bonus. The bonus will be paid out at the time that the Company usually pays out annual performance bonuses.

     Will receive 100,000 (one hundred thousand) options subject to the terms of the Company's Stock Option Plan when typically granted to other employees. This option grant usually is made in the fourth quarter of the year.

     Will be eligible, during the employment period, to participate in a similar manner as other employees in such employee benefit plans and programs as may be established,



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maintained and amended by the Company for its employees.

     3. Purchase Of Company Stock. Before December 31, 2000, the Employee shall purchase $25,000 (twenty-five thousand dollars) of Company stock in the open market.

     4. Termination of Employment. Unless otherwise terminated as provided for in this paragraph, this Agreement shall terminate on January 1, 2002.

     This agreement may be terminated any time prior to January 1, 2002 (i) by the Employee voluntarily; (ii) by the Company with Cause; (iii) due to the death or disability of the Employee (as defined by the Company's long-term disability plan); or (iv) by the Company without Cause. In instances (i), (ii) or (iii), the Company will have no further obligation or liability to pay any salary, bonus, compensation or other benefits beyond the period that the Employee actually worked.

     Termination with Cause shall mean those instances in which the Company reasonably and in good faith determines that the termination of the Employee is appropriate by reason of (i) breach of this Agreement, (ii) the Employee's insubordination, malfeasance, dishonesty or criminal conduct; (iii) the Employee's conviction of moral turpitude or felony; (iv) the failure of the employee to devote all of his professional time to his assigned duties and obligations to the business of the Company; (v) the Employee's refusal, failure or inability to perform his duties and obligations to the Company or (vi) a factual representation made by the Employee or in furtherance of his hiring by the Company shall prove to have been incorrect in any material respect when made.

     The Company may terminate this Agreement without Cause at any time prior to January 1, 2002. In such event, the Employee shall receive a severance allowance equal to the balance of the compensation due to him through December 31, 2001, less all amounts required to be withheld or deducted. Benefits and any other employee entitlements shall immediately cease as of the date of termination without Cause.

     In the event that the Employee voluntarily terminates his employment with the Company prior to January 1, 2002, he shall pay the Company $50,000 (fifty thousand dollars) as liquidated damages but not as a penalty. Such payment will attempt to serve as recompense to the Company for the time, opportunity loss, and cost of securing his replacement, absence of continuity and adverse impact on customers and employees caused by his departure. This payment shall be made in full within 15 days from the Employee's last day of employment with the Company.

     The employment relationship between the Company and the Employee is "at will" and remains at will, which affords either party the right to terminate the relationship at any time for any reason or for no reason not otherwise prohibited by law, subject to the provisions of this Agreement.




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     5. Non-Solicitation and Confidentiality. Upon termination of employment for any reason, the Employee agrees that for a period of one (1) year following such termination, the Employee will not, directly or indirectly, solicit the employment of or offer employment to or induce or attempt to induce the termination of any other person employed by the Company or any of its affiliates, whether on behalf of the Employee or any third person or entity.

     Employee will not disclose during or following the period of his employment with the Company any confidential information, trade secrets or letter agreements regarding himself, the Company, its affiliates, customers or employees acquired by the Employee during the period of his employment to any person, partnership, corporation, firm, association or other entity, provided that this obligation shall not apply where disclosure is compelled by judicial process.

     Upon termination of this Agreement, the Employee shall return all documents, correspondence, work papers, manuals, reports, lists, records, data, books, computer disks, printouts, or materials of or pertaining to the Company, or its subsidiaries or affiliates in his possession or control.

     Employee agrees that the terms "confidential information" and "trade secrets" means information (i) regarding the Company's personnel, customers and clients (including but not limited to their identity, location, service requirements and charges), business associates and contacts, sales and sales methods, accounts, suppliers, products or service presentations, pricing and cost practices, marketing strategies, plans for future development and other trade secrets relating to the business of the Company which was obtained, learned, or created by the Employee in carrying out the Company's business and
(ii) any information pertaining to the Company on any computer or electronic data base to which the Employee had access during his employment with the Company including information on PCs, networks, disks or other magnetic media and any copies that were made, received or downloaded onto any laptop or other privately owned computer.

     Employee agrees to inform any new employer prior to accepting employment, of the existence of the provisions of this Paragraph.

     6. Non-Competition. Until the expiration of the employment period under Paragraph 4 or if the Employee is terminated with or without Cause or if the Employee voluntarily terminates his employment with the Company, the Employee agrees not to engage, directly or indirectly (whether as an officer, director, agent, employee, consultant or by ownership or otherwise) in a hedge fund investment business in the Company's market area or solicit or accept business from any of the Company's customers or accounts for a competitive business in the Company's market area for a period of 6 (six) months following the termination of his employ with the Company, not to extend past January 1, 2002. The Company's market area extends a radius of 100 (one hundred) miles from each of the following cities: New York, St. Louis, Chicago, London and San Francisco.




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     Employee agrees to inform any new employer prior to accepting employment of the existence of the provisions of this Paragraph.

     Upon written application by the Employee following his termination from the Company's employ, the Company may determine that although the Employee seeks to be engaged in a competitive business, that engagement will not adversely impact the Company. Under these circumstances, the Company will not unreasonably withhold permission for the Employee to engage in a competitive business.

     7. Enforceability. The Employee acknowledges that the covenants contained in Paragraphs 4, 5 and 6 are necessary to protect the Company and that any violation of such covenants would cause irreparable injury to the Company. The Employee agrees that in the event of a breach or a threatened breach of any of the provisions of Paragraphs 4, 5 or 6, the Company shall be entitled to injunctive relief as a matter of right in any court of competent jurisdiction without posting bond and to all other rights and remedies which may be available under applicable law against the Employee, the Employee's employers, employees, partners, agents or other associates. If the Company brings an action to enforce any of the covenants set forth in Paragraphs 4, 5 or 6, the employee shall be obligated to reimburse the Company for the costs of bringing the action, including reasonable attorney's fees. The Company's right to injunctive relief is in addition to whatever other remedies the Company may have, including the recovery of damages from the Employee.

     If, in a judicial proceeding, a court shall refuse to enforce one or more of the covenants contained in Paragraphs 4, 5 or 6 because the duration is too long or the scope is too broad, it is expressly agreed that for the purpose of such proceeding, the duration and scope will be deemed reduced to the extent necessary to permit the enforcement of these covenants.

     The existence of any claims or causes of action of the Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants in Paragraphs 4, 5 or 6.

     8. Representation. The Employee represents to the Company that neither the acceptance of employment, nor the execution, delivery and performance of this Agreement by the Employee results or will result in a breach or a default under any other agreement.

     9. Waiver of Breach. The waiver by the Company of any breach of any provision of this Agreement by the Employee shall not operate or be construed as a waiver of any other past, present or future rights granted under this Agreement to the Company. No waiver shall be valid unless in writing and signed by an authorized officer of the Company.

     10. Validity. If any portion of this Agreement is determined to be invalid or unenforceable, such determination will not affect the validity or enforceability of the remaining portions or Paragraphs of this Agreement as a whole, and this Agreement will then be interpreted



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as if the invalid or unenforceable portions had not been inserted.

     11. Understanding. This Agreement contains the entire understandings of the parties with respect to the subject matter of the Agreement covering the period between August 14, 2000 and December 31, 2001, and supersedes all prior agreements, whether oral or written. This Agreement may not be changed orally but only by a written agreement, signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     12. Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

     13. Arbitration. Except for the seeking of injunctive relief described in Paragraphs 7, any controversy or dispute relating to the Employee's employment by the Company will be settled by binding arbitration conducted in New York City in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered and enforced in any court having jurisdiction over the matter.

     14. Binding Effect. The Employee acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Employee may not assign any of his rights or delegate any of his duties or obligations under this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, personal representatives, successors and assigns as applicable.

     15. Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and sent by certified mail to the Employee's last known residence or to the Company's principal office.

     It shall be noted that the terms "he," "him" or "his" shall be applied to the parties without regard to gender and any headings in this Agreement have been inserted for convenience only and have no legal effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

ON BEHALF OF THE COMPANY                      EMPLOYEE


-----------------------------------------     ----------------------------------
BY: Robert Schulman                           BY: Barry Colvin
    President, Tremont Advisers, Inc.



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